Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT APPOINTS NANCY J. FOSTER CHIEF RISK OFFICER

        NEW YORK – February 14, 2008 – CIT Group Inc. (NYSE: CIT) a leading global commercial finance company, today announced the appointment of Nancy J. Foster (46) as Chief Risk Officer. Foster, who joined CIT in early 2007 as Chief Credit Officer, will report directly to Jeffrey M. Peek, Chairman and CEO of CIT. Lawrence A. Marsiello, CIT’s Vice Chairman and Chief Lending Officer, will be resigning from CIT, with a view towards retirement, on February 29, 2008 after 34 years of service with the Company.

        “Credit and risk management has always been a hallmark of the CIT franchise,” said Mr. Peek. “Nancy’s appointment underscores the strategic importance of these crucial functions as her expertise and oversight will further enhance our enterprise risk management capabilities. I also want to acknowledge Larry Marsiello for his years of dedicated service to our Company and clients. We wish him the very best in his retirement.”

        Foster will be responsible for global credit oversight and enterprise-wide risk management and will chair CIT’s newly created Enterprise Risk Management Committee. She will also work closely with the Nominating and Governance Committee of CIT’s Board of Directors which is responsible for the oversight of the Company’s risk management functions.

        As Chief Credit Officer at CIT, Foster has been responsible for corporate credit oversight across the enterprise, including Portfolio Management; Risk Analytics and Reporting; Asset Recovery and Workouts; Loan Review and the Credit & Risk Management processes. Marsiello has worked closely with Foster since she joined the Company in early 2007 in support of this management transition.

        Prior to joining CIT, Foster was Group Senior Vice President at LaSalle Bank Corporation, a wholly-owned subsidiary of ABN AMRO, NV. During her tenure at LaSalle, she held several roles of increasing responsibility in Middle Market Lending and Credit Risk Management. Foster also played key roles in the strategy and integration of several of ABN AMRO’s U.S. acquisitions. In her most recent role at LaSalle, Foster oversaw five commercial banking specialized industry sectors, including a growing Financial Services practice.

        Foster began her career at LaSalle in 1983 after earning her BA/BS from Illinois State University. She received her MBA in 1988 from the University of Chicago.

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $80 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. CIT will celebrate its Centennial beginning February 11, 2008. www.cit.com.

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CIT MEDIA RELATIONS:
C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
curt.ritter@cit.com

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Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com